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                                                                    EXHIBIT 23.2
                             MILLER AND LENTS, LTD
                            OIL AND GAS CONSULTANTS
                              TWENTY-SEVENTH FLOOR
                                 1100 LOUISIANA
                           HOUSTON, TEXAS 77002-5216
                             TELEPHONE 713 651-9455
                              TELEFAX 713 654-9914
                                 March 14, 1995


Cabot Oil & Gas Corporation
15375 Memorial Drive
Houston, Texas 77079

                                  Re:  Securities and Exchange Commission
                                       Form 10-K of Cabot Oil & Gas Corporation

Gentleman:

     The firm of Miller & Lents, Ltd. consents to the use of its name and to the use of its report dated February 10, 1995 regarding the Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of January 1, 1995, which report is to be included by reference in Form 10-K to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

     Miller & Lents, Ltd. has no interests in Cabot Oil & Gas Corporation, or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

                                        Very truly yours,


                                        MILLER & LENTS, LTD.


                                        By    /s/  James A. Cole
                                          --------------------------
                                               Vice President